As filed with the Securities and Exchange Commission on November 13, 2000. Registration No. 333-_________

==============================================================================

             U.S. Securities and Exchange Commission
                      Washington, D.C. 20549


                            FORM SB-2

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      BIRCH FINANCIAL, INC.
                            ---------------------
          (Name of small business issuer in its charter)


         Nevada                      5222                     91-2077659
         ------                      ----                     ----------
(State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number) Identification No.)


                         15722 Kadota St.
                     Sylmar, California 91342
                          (800) 959-3701
                          --------------
  (Address and telephone number of principal executive offices)

                         15722 Kadota St.
                     Sylmar, California 91342
                          (800) 959-3701
                                --------------
             (Address of principal place of business
             or intended principal place of business)

                          Efraim Donitz
                         15722 Kadota St.
                     Sylmar, California 91342
                          (800) 959-3701
                          --------------
    (Name, address and telephone number of agent for service)

                            Copies to:
                   Branden T. Burningham, Esq.
                  455 East 500 South, Suite 205
                    Salt Lake City, Utah 84111
                          (801) 363-7411

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

==============================================================================

                          CALCULATION OF REGISTRATION FEE

Title of
Each                     Proposed       Proposed
Class of                 Maximum        Maximum
Securities          Amount    Offering       Aggregate      Amount of
to be               to be          Price per         Offering
Registration
Registered          Registered     Unit/Share (1) Price     (1)       Fee
----------          ----------     ----------          -----               ---

Common Stock,     5,000,000    $1.25          $6,250,000        $1,737.50
$0.01 par value   shares

==============================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      BIRCH FINANCIAL, INC.
                 5,000,000 shares of common stock

          Birch Financial, Inc., a Nevada corporation, is offering 5,000,000 shares of common stock. For a complete description of the securities being offered, see the caption "Description of Securities."

          Our common stock is quoted on the Pink Sheets published by Pink Sheets LLC, under the symbol "BRFL." On August 17, 2000, the price of our common stock as quoted in the Pink Sheets was $0.125. There is no established public market for the shares.

          These securities involve a high degree of risk. See the caption "Risk Factors," beginning on page 4 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

          You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of the prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.


------------------------------------------------------------------------------
                                      Underwriting     Proceeds to Issuer
                    Price to      Discounts and    or Other Public Persons
                         Public        Commissions(1)      (2)
------------------------------------------------------------------------------
Per Share           $1.25               $0             $1.25
Total Maximum       $6,250,000          $0             $6,250,000
------------------------------------------------------------------------------

     (1) The shares will be sold by Birch Financial's directors and executive officers on a "direct participation" basis. As of the date of this prospectus, Birch Financial has not received any commitments to purchase the shares and it can not guarantee that it will be able to raise any specific dollar amount. The offering will end on __________________. Birch Financial's directors may extend the offering period to __________________, in their sole discretion. The proceeds of this offering will not be placed in escrow and will be available for Birch Financial's use immediately after they are received.

     (2) Before deducting estimated expenses of $60,000, all of which will be paid by Birch Financial.

        The date of this prospectus is _________________.

                           TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . . . . . . . . . . .  3

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . .  3

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Forward Looking Statements . . . . . . . . . . . . . . . . . . . . . . . 7

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

Determination of Offering Price . . . . . . . . . . . . . . . . . . . .  8

Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . . 9

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

Directors, Executive Officers, Promoters and Control Persons . . . . . .10

Security Ownership of Certain Beneficial Owners and Management . . . . .13

Description of Securities . . . . . . . . . . . . . . . . . . . . . . . 16

Interest of Named Experts and Counsel . . . . . . . . . . . . . . . . . 17

Disclosure of Commission Position on Indemnification for Securities . . 17 Act Liabilities

Description of Business . . . . . . . . . . . . . . . . . . . . . . . . 19

Management's Discussion and Analysis or Plan of Operation . . . . . . . 31

Description of Property . . . . . . . . . . . . . . . . . . . . . . . . 33

Certain Relationships and Related Transactions . . . . . . . . . . . . .33

Market for Common Equity and Related Stockholder Matters . . . . . . . .35

Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . .36

Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .38

Changes in and Disagreements with Accountants on Accounting and . . . . 58
Financial Disclosure

                          AVAILABLE INFORMATION

          We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2, under the Securities Act of 1933. The registration statement covers the securities described in this prospectus. This prospectus is filed as part of the registration statement. It does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with it. For further information about us and the common stock described by this prospectus, we refer you to the registration statement and to the exhibits and schedules filed with it. You may inspect or obtain these documents from the Commission's Public Reference Branch. You may also view them on the Commission's web site: www.sec.gov.

                        PROSPECTUS SUMMARY
                         ------------------

                               Birch Financial
                               ----------------

          Since this is a summary of the terms of the common stock described in this prospectus, it does not contain all of the information that may be important to you. This prospectus contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. We believe that the forward-looking statements contained in this prospectus are within the meaning of the safe harbor provided by Section 27A of the Securities Act of 1933. Forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that could cause actual results, financial or operating performance to differ from the future results, financial or operating performance or achievements expressed or implied by such forward-looking statements. You should read the following summary and the "Risk Factors" section along with the more detailed information , financial statements and the notes to the financial statements appearing elsewhere in this prospectus before you decide whether to purchase the common stock described in this prospectus.

                           The Company
                           -----------

          Birch Financial is a financial company serving California, Nevada, Arizona and Utah. We provide insurance premium financing for landscapers, nurseries, golf courses and other members of the "green industry." We are also planning to begin offering equipment financing for members of the green industry.

                           The Offering
                           ------------

Securities Offered . . . . . .5,000,000 shares of our common stock.

Offering Price . . . . . . . .$1.25 per share.

Plan of Distribution . . . . .Birch Financial's directors and executive officers will offer the shares on a "direct
                         participation" basis.

Securities Outstanding . . . .As of the date of   this prospectus, 32,083,548
                             shares of our common stock are outstanding.

Transfer Agent . . . . . . . .Standard Registrar & Transfer Co., Inc., 12528
                         South 1840 East, Draper, Utah 84020, (801) 571-
                         8844, serves as our transfer agent and registrar
                              for our outstanding securities.

                           RISK FACTORS
                           ------------

          An investment in Birch Financial's shares is very speculative and involves substantial risks. In addition to the general investment risks and other information in this prospectus, you should carefully consider the following factors in deciding whether to invest in the shares.

          Our Operations are Concentrated in the Insurance Premium Finance Industry.
---------

           Although we plan to expand our operations into the equipment finance industry, we get almost all of our operating income from insurance premium financing, or "IPF." This concentration exposes us to greater risks of loss than a more traditional commercial lender would normally encounter.

          We Provide IPF Loans for Only One Insurance Agent.
          --------------------------------------------------

          Birch Financial provides IPF loans for the insureds of only one agent, Landscape Contractor Insurance, Inc. We are planning to offer our services to other insurance agents in California. However, we expect LCIS to provide a very large part of our IPF business in the foreseeable future. The loss or reduction of LCIS' business for any reason would force us to originate other types of loans or make other investments, and may seriously diminish our revenues and profitability.

          We Depend Heavily on the Administrative Services of a Contractor.
          -----------------------------------------------------------------

          Automated Installment Systems, of St. Louis, Missouri, performs all of our billing, collection and accounting services. We have a written Computer Services and Consulting Agreement, dated September 8, 1995, with AIS. The agreement provides for an additional term of one year, with each party having the right to terminate the agreement upon 90 days' notice after the end of the first year. We believe that we have good relations with AIS. However, the termination of our agreement would require us to find another suitable contractor. We can not assure you that we would be able to locate such a contractor on affordable terms. Any delay in this effort would probably cause us to lose revenue during the search period and could jeopardize our operations.

          The Loss of Our Line of Credit Would Hurt Our Operations.
          ---------------------------------------------------------

          Our operating needs, including our ability to fund our IPF loans, depend on a $3,500,000 line of credit from Safeco Credit Company, Inc., a Washington corporation. This line of credit is evidenced by a Credit and Security Agreement that is subject to annual renewal. As of the date of this prospectus, our line of credit has been renewed through June 30, 2001. We believe that our relationship with Safeco is good. However, if it does not renew our line of credit for any reason, we will be forced to locate another credit source. We can not guarantee that we would be able to find any such lender on affordable terms. If we lose our line of credit with Safeco, our ability to fund our loans and to meet our operating expenses could be jeopardized.

          Our Industry is Very Competitive.
          ---------------------------------

          We face very strong competition in the IPF industry. Many of our competitors are national in scale and are affiliated with insurance carriers, banks and other lenders. Of the 74 premium finance companies operating in California in December 1999, we were ranked 17th in total number of loans and 19th in total assets. We believe that we will be able to continue competing successfully in our market. However, we also believe that competition in our industry will continue to increase, and we can not guarantee that we will be able to maintain our competitive position.

          Our Industry is Heavily Regulated.
          ----------------------------------

          The states regulated the IPF industry extensively. These regulations vary by state, but they often require IPF lenders to be licensed by the state;

               restrict the content of IPF loan agreements and impose certain disclosure requirements on those agreements;

               limit the amount of finance charges that lenders may impose;

               regulate the amount of refunds due to a borrower who prepays his or her loan before it matures;

               limit the amount of late fees, if any, and finance charges that lenders can charge on overdue loans;

             dictate the ways in which policies may be canceled for non-payment of the IPF loan, including the requirement that the lender give the borrower notice before the cancellation; and

               permit the imposition of significant penalties on lenders that violate the IPF laws.

          We believe that we are in compliance with all applicable state regulations. However, these regulations may change at any time, and we can not guarantee that we will be able to comply with any new regulations that may be adopted.

          Changing Technology May Make it Harder for Us to Compete.
          ---------------------------------------------------------

          The way in which financial services companies deliver their services has changed in recent years. We expect this trend to continue. We can not predict the ways in which technological changes will affect us and our industry. However, these changes will probably require us to spend additional money to stay competitive. We can not assure you that we will have enough assets or access to any technology that we may need in order to compete successfully.

          We Will Use the Proceeds from This Offering for a New Business.
          ---------------------------------------------------------------

          We are planning to begin offering equipment financing services to members of the "green industry" in California, Nevada and Arizona. As of the date of this prospectus, we have not conducted any equipment financing operations. We will be subject to all of the risks faced by a new business. You should be aware that new businesses in a highly competitive industry normally encounter many difficulties. It is not clear that we will succeed with our equipment financing business. This makes an investment in Birch Financial more speculative than if all of our operations were focused on an area in which we have a history of success.

          Our Directors and Officers May Face Conflicts of Interest.
          ----------------------------------------------------------

          In addition to their capacities with Birch Financial, each of our directors and executive officers is a director and/or officer of Golden Oak Cooperative Corporation, a California corporation; Oakwood Insurance Company, Ltd., a Bermuda corporation; and LCIS. In addition, Golden Oak owns a 49% interest in Oakwood, and Golden Oak and Oakwood collectively own approximately 67% of our outstanding shares. LCIS is a wholly-owned subsidiary of Golden Oak. Due to these interrelationships and the fact that LCIS is the only insurance agent for whom we currently provide IPF loans, our directors and officers may face conflicts of interest over use of time and corporate opportunity. In addition, any relationships or contracts with LCIS would not be at arm's length, due to the overlapping ownership and control of Birch Financial and LCIS.

         We Rely Heavily on Existing Management.
         ---------------------------------------

         Our operations depend primarily upon the experience and expertise of Efraim Donitz (President, CEO, Treasurer and director) and Nelson L. Colvin (Vice President, Secretary and director). The loss of either Mr. Donitz or Mr. Colvin would seriously impede our operations. We do not carry any "key man" life insurance on Mr. Donitz or Mr. Colvin. Golden Oak and Oakwood are each the beneficiaries of $100,000 life insurance policies on Mr. Donitz.

          The Offering Price of Our Shares Bears No Relation to Typical Valuation Measures.
-------------------

          Birch Financial has set the price for the shares arbitrarily. The price is not based on any recognized measure of value, such as assets, book value or net worth. You should not consider the offering price to be an indication of Birch Financial's value. Management expects that purchasers of shares in this offering will experience immediate and substantial dilution in net tangible book value.

            You Should Not Expect The Payment of Dividends From Your
Investment.
-----------

          Birch Financial does not expect to pay dividends on its common stock in the foreseeable future. Future dividends, if any, will depend upon our earnings, if any. Purchasers who will need cash dividends from their investment should not purchase the shares.

            Unless a Public Market Develops, You May Not Be Able to Sell Your Shares.
-------

          Our common stock is currently quoted on the Pink Sheets, published by Pink Sheets LLC. However, there is no established public market for our securities. We can not guarantee that any public market will develop after the offering. As a result, purchasers of the shares may not be able to sell their investment readily, if at all.

            Our Company's Lack of an Underwriter Makes it Less Likely a Public Market Will Develop.
--------------------

          Birch Financial is not using an underwriter for this offering.
The "due diligence" review that an underwriter would customarily perform has not been performed for this offering. Our directors and officers are conducting the offering, which makes it less likely that a public market will develop for our securities.

                    FORWARD-LOOKING STATEMENTS
                    --------------------------

          This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "likely," "believe," "intend," "expect," or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors noted in this section and other cautionary statements throughout this prospectus and any prospectus supplement. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this prospectus, a prospectus supplement, or any applicable filings materializes, or any other underlying assumptions prove incorrect, Birch Financial's actual results may vary materially from those anticipated, estimated, projected or intended.

                         USE OF PROCEEDS
                         ---------------

          Birch Financial estimates that its net proceeds from this offering will be approximately $6,190,000, after deducting estimated offering expenses of about $60,000. Birch Financial plans to use all of these proceeds to fund loans in our new equipment financing business. See the Risk Factor "We Will Use the Proceeds from This Offering for a New Business."

                 DETERMINATION OF OFFERING PRICE
                 -------------------------------

          There is no established public market for our shares of common stock. We have arbitrarily determined the price of the common stock based on the amount of net proceeds that we think we will need to begin our equipment financing operations and the percentage ownership interest in Birch Financial that our principal stockholders are willing to give up. If the maximum offering is sold, our principal stockholders, Golden Oak and Oakwood, will still have a controlling ownership interest of approximately 58% of our then-outstanding shares. See the Risk Factor "The Offering Price of Our Shares Bears No Relation to Typical Valuation Measures."

          Birch Financial can not assure you that any public market that develops for its common stock will equal or exceed the offering price of the shares. Purchasers of the shares face the risk that their shares will not be worth what they paid for them when the purchasers decide to sell them.

                             DILUTION
                             --------

          Purchasers of the shares will likely experience immediate and substantial dilution in the value of our common stock. The net tangible book value of Birch Financial as of June 30, 2000, was approximately $619,727, or
$0.019 per share.   Net tangible book value per share is determined by
subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock outstanding.

          If we sell all 5,000,000 shares being offered in this offering (at a price of $1.25 per share), and after deduction of offering expenses of approximately $60,000, the net tangible book value of Birch Financial as of June 30, 2000, would have been $6,809,727, equaling $0.184 per share. This amount represents an immediate increase of $0.165 per share (or approximately 968%) to current stockholders, and an immediate dilution in net tangible book value of $1.066 per share (or approximately 85%) to purchasers of shares in this offering. The following table illustrates this dilution:

                    Assuming
                                        Maximum
                                        Shares
                                        Sold
                                        --------

Initial public offering price per share (1)..     $1.25

Net tangible book value per share
before offering...........................   $0.019

Increase per share due to new investors...   $0.165
(approximately 968% increase)                ------

                                       8


Net tangible book value per share
after offering (2).........................     $0.184
                                           ------
Dilution per share purchased by new
investors.................................      $1.066
(approximately 85% decrease)

     (1)  Offering price per share before deduction of offering expenses.

     (2)  After deduction of offering expenses estimated at $60,000.


                     SELLING SECURITY HOLDERS
                     ------------------------

          No security holder of Birch Financial is offering any securities under this offering. Birch Financial is selling all of the shares under this offering.

                       PLAN OF DISTRIBUTION
                       --------------------

General
-------

          Birch Financial is offering its shares to the public through its directors and executive officers on a "direct participation" basis, with no minimum number of shares which must be sold. Birch Financial can provide no assurance that it will be able to sell any of the shares. There is no provision for the escrow of offering proceeds pending the receipt of any minimum proceeds; all proceeds will be immediately available for Birch Financial's use. The offering will continue until ______________, or until all offered shares are sold, or until terminated by Birch Financial, whichever occurs first. Our Board of Directors can extend the offering period for an additional two months, to _____________, 2000, in its sole discretion.

          All subscription payments shall be made payable to "Birch Financial, Inc."

          The shares will be offered and sold by Birch Financial's directors and executive officers. They will receive no compensation except for reimbursement of expenses actually incurred in connection with offering activities. We have no plans, proposals, arrangements or understandings with any potential sales agent with respect to participation in the distribution of our securities. If we later decide to seek the participation of any potential sales agent, the registration statement of which this prospectus is a part will be appropriately amended to identify such persons.

          There are no formal arrangements between Birch Financial and its directors and executive officers pursuant to which shares will be reserved for sales to persons designated by such directors and executive officers or their affiliates. Directors and executive officers and their affiliates may purchase shares under this offering, but it is unlikely that they will purchase any shares.

          We are not using the services of an underwriter for the offer and sale of the shares; no underwriter has performed the usual independent "due diligence" review of Birch Financial and its affairs and financial condition. We can give no assurance that any market for our securities will develop after the offering or that, if such a market does develop, it will be maintained. Since the offering is not being underwritten by a broker-dealer that would ordinarily be expected to publish quotations for and make a market in the offered securities following the offering, Birch Financial has not had any discussions with any broker-dealer firms regarding the possibility of making a market in its securities after the offering.

          Prior to this offering, there has been no established public market for our securities. All dealers effecting transactions in the securities being offered, whether or not the dealers are participating in this distribution, may be required to deliver a prospectus until the later of the termination of this offering or ___________________ (90 days after the date of this prospectus). This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        LEGAL PROCEEDINGS
                        -----------------

          Birch Financial is not a party to any pending legal proceeding.
To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against Birch Financial. None of our directors, executive officers or affiliates or owners of record or beneficially of more than five percent of our common stock is a party adverse to us or has a material interest adverse to us in any proceeding.

   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
   ------------------------------------------------------------

          The following table sets forth the names of all current directors and executive officers of Birch Financial. These persons will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified, or their prior resignation or termination.

                                            Date of       Date of
                       Positions          Election or   Termination
Name                     Held             Designation   or Resignation
----                     ----             -----------   --------------

Efraim Donitz       President           1/14/00       *
                        CEO                 1/14/00       *
                    Treasurer           1/14/00       *
                    Director            1/14/00       *

Nelson L. Colvin         Vice President      1/14/00       *
                    Secretary           1/14/00       *
                    Director            1/14/00       *

Keith L. Walton          Vice President      1/14/00       *
                    Director            1/14/00       *

Barry L. Cohen      Chairman of the     1/14/00       *
                    Board of Directors

Lebo Newman              Director            1/14/00       *

Barry L. Konier          Director            1/14/00       *

Timothy F. Nord          Director            1/14/00       *

Ronald H. Dietz          Director            1/14/00       *

Richard L. Angelo        Director            1/14/00       *

Frank D. Quaresma        Director            1/14/00       *


          * These persons presently serve in the capacities indicated.

Business Experience.
--------------------

          Efraim Donitz. Mr. Donitz is 62 years of age. In addition to his duties as President, CFO and Treasurer of Birch Financial, Mr. Donitz has been the CFO of Oakwood Insurance Co., Ltd., and CLCA Insurance Trust since 1994. He is also CFO of Golden Oak Co-op Corporation and L.C.I.S. Mr. Donitz is also one of the founders of L.C.I.S., which is the insurance agency arm of the California Landscape Contractors Association. He has also been the President of EFCO, Inc. since 1983. Mr. Donitz is a licensed landscape contractor and insurance agent. He holds a degree in Agricultural Business and Management and a Bachelor of Science in Fruit Industries from California Polytechnic University. Mr. Donitz is a past President of the California Landscape Contractors' Association.

          Nelson L. Colvin. In addition to his duties as Vice President, Secretary and Director of Birch Financial, Mr. Colvin, age 62, is President/CEO of Golden Oak Co-op Corporation, and Secretary of Oakwood Insurance Co., Ltd. and L.C.I.S. He has been the executive director of the CLCA Insurance Trust since 1994. From 1959 to 1961, Mr. Colvin attended Los Angeles City College, where he studied accounting and real estate. He is a licensed landscape contractor and has been a member of the California Landscape Contractors Association since 1971. Mr. Colvin is also a past President of the California Landscape Contractors' Association.

          Keith L. Walton. Mr. Walton is 59 years old. In addition to his duties as Vice President and Director of Birch Financial, Mr. Walton is President of Oakwood Insurance Co., Ltd., Director of Golden Oak Co-op Corporation and L.C.I.S. and President of Land Care Corp. and Brookside Olympic. He is also the owner of Chapman Woods Nursery, Inc., which was founded in 1975.

          Barry L. Cohen. In addition to his duties as Chairman of the Board of Directors of Birch Financial, Mr. Cohen, age 58, is Vice President of Oakwood Insurance Co., Ltd., Director of Golden Oak Co-op Corporation, director of L.C.I.S. and owner of Diablo Landscape Co. He has owned B. L. Cohen Landscape, Inc., since 1972. Mr. Cohen is a past President of the California Landscape Contractors Association.

          Lebo Newman. Mr. Newman is 45 years of age. In addition to his duties as a Director of Birch Financial, Mr. Newman is a Director and Chairman of Finance Committee of Golden Oak Co-op Corporation, Oakwood Insurance Co., Ltd. and L.C.I.S. He is also Chairman of the Board of L.C.I.S. Mr. Newman owns Liberty Enterprises. Since 1974, he has been the President and sole stockholder of R. L. Company, Inc., a California corporation doing business as Redwood Landscaping, which was sold to Service Master. Mr. Newman is a past President of the California Landscape Contractors' Association.

          Barry L. Konier. In addition to his duties as a Director of Birch Financial, Mr. Konier, age 55, is a Director of Golden Oak Co-op Corporation, Oakwood Insurance Co., Ltd. and L.C.I.S. He was also the President of Landscape West, Inc., which was sold to Service Master.

          Timothy F. Nord. Mr. Nord is 53 years old. In addition to his duties as Director of Birch Financial, Mr. Nord is a Director of Golden Oak
Co-op Corporation, Oakwood Insurance Co., Ltd. and L.C.I.S.   He has also
owned Nord Landscape Services since 1971. Mr. Nord is a past President of the California Landscape Contractors' Association.

          Ronald H. Dietz. Mr. Dietz is 48 years of age. In addition to his duties as Director of Birch Financial, Mr. Dietz is a Director of Golden Oak Co-op Corporation, Oakwood Insurance Co., Ltd. and L.C.I.S. He has been the President and CEO of Dietz Hydroseeding Co. since 1979. Mr. Dietz is a licensed contractor. He was the President of the California Landscape Contractors Association in 1989.

          Richard L. Angelo. In addition to his duties as Director of Birch Financial, Mr. Angelo, age 56, is a Director of Golden Oak Co-op Corporation, Oakwood Insurance Co., Ltd. and L.C.I.S. He has been the President of Stay Green Inc. since 1970. Mr. Angelo is a past President of the California Landscape Contractors Association.

          Frank D. Quaresma. In addition to his duties as Director of Birch Financial, Mr. Quaresma, age 45, is Chairman of the Board of Golden Oak Co-op Corporation, and a Director of Oakwood Insurance Co., Ltd. and L.C.I.S. He has owned Live Oak Landscape since 1977.

Significant Employees.
----------------------

          Birch Financial does not employ any non-officers who are expected to make a significant contribution to its business.

Family Relationships.
---------------------

          There are no family relationships between any of the officers and/or directors of Birch Financial.

Involvement in Certain Legal Proceedings.
-----------------------------------------

          During the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of Birch Financial:

          (1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

          (2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

          (3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

          (4) was found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
        --------------------------------------------------------------

Security Ownership of Certain Beneficial Owners.
------------------------------------------------

          The following table sets forth the shareholdings of each of our stockholders who is known to beneficially own more than five percent of our outstanding common stock as of July 5, 2000. Except as otherwise indicated, to the knowledge of management, each of these stockholders has sole investment and sole voting power over the shares indicated.

                                Number                 Percentage
Name and Address      of Shares Beneficially Owned      of Class
----------------      ----------------------------      --------

Golden Oak Cooperative             10,930,000                 34%
Corporation (1)
17029 Chatsworth St.
Granada Hills, CA 91344

Oakwood Insurance Co., Ltd. (1)    10,500,000                 33%
P.O. Box HM 1538
Hamilton HM FX, Bermuda
                                   ----------                -----
          TOTALS                   21,430,000                 67%


          (1) Golden Oak beneficially owns approximately 49% of Oakwood.

Security Ownership of Management.
---------------------------------

     The following table sets forth the shareholdings of our directors and executive officers as of July 5, 2000. Each of these persons has sole investment and sole voting power over the shares indicated.


                                   Number              Percentage
Name and Address        of Shares Beneficially Owned    of Class
----------------        ----------------------------   ----------

Efraim Donitz              1,000,000                  3%
The Donitz Family Trust
12419 Debby St.
No. Hollywood, CA 91606

Nelson L. Colvin                  500,000 (1)              1.5%
8754 Jumilla Av
Northridge, CA 91324

Keith L. Walton                 1,000,000                  3%
800 N. Meadowpacs Rd.
Walnut, CA 91789

Barry L. Cohen               100,000 (2)              0.3%
19519 Kenosha Court
Saratoga, CA 95070

                                   14


Lebo Newman                     1,000,000                  3%
2540 Bennett Ridge Rd.
Santa Rosa, CA 95404

Barry L. Konier                 1,000,000                  3%
20541 Anapola
Orange, CA 92869

Timothy F. Nord                    100,000 (3)              0.3%
2425 Alder Street
Bakersfield, CA 93301

Ronald H. Dietz                  300,000 (4)          0.9%
8244 E. Hillsdale Drive
Orange, CA 92869

Richard L. Angelo                    -0-                    -0-
11774 Monte Leon Way
Northridge, CA 91326

Frank D. Quaresma              1,000,000                  3%
3342 McDonald Ave.
Modesto, CA 95358

                                ---------                 -----
All directors and executive
officers as a group
(10 persons)                   6,000,000                 18.7%


          (1) These shares are held jointly with Mr. Colvin's wife.

          (2) These shares are held jointly with Mr. Cohen's wife.

          (3) These shares are held jointly with Mr. Nord's wife.

          (4) These shares are held of record by the Doherty Dietz 1998 Loving Family Trust, which Mr. Dietz controls.

Changes in Control.
-------------------

          There are no present arrangements or pledges of Birch Financial's securities which may result in a change in control of Birch Financial.

                    DESCRIPTION OF SECURITIES
                    -------------------------

Common Stock
------------

          Birch Financial has the authority to issue 63,000,000 shares of one cent par value common voting stock. The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders. The shares of common stock do not carry cumulative voting rights in the election of directors.

          Our stockholders have no pre-emptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of Birch Financial, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of the common stock now outstanding are fully paid and non-assessable.

          Our Bylaws authorize the Board of Directors to vote to declare dividends from surplus profits whenever they believe it to be expedient.

          The common stock holders are not personally liable for the payment of our debts.

          Our shares of common stock are "penny stock" as defined in Rule 3a51-1 of the Commission. This designation may adversely affect the development of any public market for our common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in "penny stock" is suitable for customers.

          Penny stocks are securities (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.

          Section 15(g) of the 1934 Act, and Rule 15g-2 of the Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in Birch Financial's common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock."

          Rule 15g-9 of the Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for purchasers of our common stock to resell their shares to third parties or to otherwise dispose of them.

          Of the 32,083,548 shares of our common stock that were issued and outstanding on July 5, 2000, 31,992,648 shares are "restricted," and approximately 808,600 of these "restricted" shares are currently eligible for resale under Rule 144 of the Securities and Exchange Commission. On September 13, 2000, Golden Oak obtained an opinion of counsel as to the availability of Rule 144 for the resale of 320,830 of these shares. The remaining "restricted" shares will become eligible on or before April 13, 2001. The future sale of these "restricted" shares may have an adverse effect on any market that may develop for our common stock.

           There is no provision in its Articles of Incorporation or Bylaws that would delay, defer, or prevent a change in control of Birch Financial.

              INTEREST OF NAMED EXPERTS AND COUNSEL
              -------------------------------------

          The financial statements of Birch Financial as of December 31, 1999, have been included herein in reliance on the report of Jimmy Loh, CPA, an independent certified public accountant, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          Birch Financial has not hired any expert or counsel on a contingent basis. No expert or counsel will receive a direct or indirect interest in Birch Financial, and no such person was a promoter, underwriter, voting trustee, director, officer or employee of Birch Financial.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES
                            -----------

           Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

          Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

          To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

          Section 78.751 (4) of the NRS limits indemnification under Sections 78.751 (1) and 78.751(2) to situations in which either (1) the stockholders, (2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

          Pursuant to Section 78.751(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

          Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his corporate role.

          Article VIII of our Bylaws contains indemnification and insurance provisions that are substantially similar to those set forth in the NRS.

          This is only a summary of the indemnification provisions of our Bylaws. You are urged to review this document for the actual text of its indemnification provisions. See the Exhibit Index.

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Birch Financial pursuant to the foregoing provisions, or otherwise, Birch Financial has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                     DESCRIPTION OF BUSINESS
                     -----------------------

GENERAL

          Birch Financial was incorporated in the State of Nevada on April 20, 1983, as "Import Dynamics, Inc."

          Over the next 10 years, we filed several Articles of Amendment, by which we changed our name and our capitalization several times.

          On July 23, 1993, we filed Articles of Amendment changing our name to "United States Indemnity & Casualty, Inc.," and changing our capitalization to 50,000,000 shares of common stock with a par value of $0.01 per share.

          We ceased business operations in 1993 and were inactive until December, 1999. On December 15, 1999, we effected a reverse split of our common stock on the basis of 1,000 for one. Two days later, we completed a forward split on a basis of 100 for one.

          We entered into an Agreement and Plan of Reorganization with Birch Financial, Inc., a Missouri corporation and all of the Birch Missouri stockholders, on December 27, 1999. Under the Agreement, the Birch Missouri stockholders transferred to us all of the outstanding securities of Birch Missouri in exchange for 31,553,948 shares of our common stock. After the reorganization, Birch Missouri became our wholly-owned subsidiary.

          In connection with the reorganization, we changed our accounting year from September 30 to December 31.

          On January 20, 2000, we filed a Certificate of Amendment changing our name to "Birch Financial, Inc." and changing our capitalization to 63,000,000 shares of common stock with a par value of $0.01 per share.

PRINCIPAL PRODUCTS OR SERVICES AND THEIR MARKETS

Insurance Premium Financing.
----------------------------

          Neither Birch Financial nor Birch Missouri has significant assets or operations. Substantially all of our assets and operations are those of Birch California, Inc., a California corporation, which is a wholly-owned subsidiary of Birch Missouri. Through Birch California, we are engaged in the business of insurance premium finance for landscapers, nurseries, golf courses and other members of the "green industry."

          Insurance premium financing involves the lending of funds to companies and individuals for the purpose of financing their purchase of property and casualty insurance. Landscape Contractor Insurance, Inc. is the only insurance agent for whom we currently offer IPF services. LCIS is wholly owned by Golden Oak Cooperative Corporation, which also owns approximately 34% of our outstanding shares.

          As of June 30, 2000, our premium financing receivables totaled $2,765,238, net of unearned interest of $67,089, as compared to total receivables of $2,501,627 at December 31, 1999, net of unearned interest of $59,495 and reserves for a doubtful account of $3,988 at that date.

          Our loans are relatively short term, generally with maturities of approximately nine months. Down payments on our loans are generally 20 percent. Interest rates are tied to the prime lending rate and vary based on the size of the loan. We also give a preferential interest rate to members of the green industry. If a borrower becomes 20 days late on its loan, we send a notice advising the borrower that its coverage may be terminated. Total insurance policy cancellations are approximately $100,000 per year.

          Our IPF loans are secured by the unearned premiums on the insureds' insurance policies. Financed commercial insurance policies typically require that the insured pay the full premium at or near the beginning of the policy period. The insurance company generally earns the full premium over the course of the policy period. If the insured cancels the policy before the end of the policy period, it is usually entitled to a repayment of the unearned portion of the policy payment as of the date of the cancellation.

          Depending on the type of insurance coverage, and the terms of the policy in question, the amount of unearned premium available upon cancellation of a policy will vary. Relevant factors include:

             the applicable method for measuring unearned premium; for example, whether it is prorated over the policy period or whether more premium is earned at the beginning of the period;

               the amount of the policy period that has lapsed at the time of cancellation;

               the loss experience under the policy before the cancellation;
and

               variations in the scope of the risks covered after the beginning of the policy period.

          In certain cases, the insurance company may earn all or part of the premium at the inception of the policy. In either case, less of the unearned premium would be available for return.

          Because of the relatively short duration of IPF loans, most loans are not prepaid. However, the loan terms and regulations do not prohibit prepayments or provide for penalties if a borrower prepays its loan.

Equipment Financing.
--------------------

          During the quarterly period ended June 30, 2000, we began offering equipment financing services to members of the green industry under the name "Birch Financial Equipment Financing." As of June 30, 2000, we had equipment financing receivables of $37,000.

          Our equipment financing operations will focus on equipment leasing, including truck and trailer equipment, and may possibly lease office equipment machines, including copying, data processing, communication, printing and manufacturing equipment. Our leases will be made exclusively to business users. Initial lease terms for truck and trailer equipment typically will range from 24 months to 60 months. We will commit to the purchase this equipment only when we have a signed lease with a lessee who satisfies our credit and funding requirements. Substantially all of our leases will be full-payout, or "direct financing," leases that allow us to sell or re-lease the equipment upon termination of the lease. Since inception, we have entered into three financing and related lease transactions as follows:

               On March 30, 2000 we financed a short-term real estate loan in the amount of $15,000 for commercial property located in Newhall, California. The term of the loan is 90 days, payable at an interest rate of 13.5% per year, extended for an additional 90 days at an interest rate of 14% per year. Monthly payments of interest only are subject to late charges.

               On April 11, 2000, we financed a vehicle loan for a 1996 Ford
            Explorer in the amount of $13,000. The term of the loan is 36 months at an interest rate of 13.5% per annum and is subject to late charges.

               On May 31, 2000 we financed a vehicle loan for a 1997 Dodge Ram
            Wagon in the amount of $9,000. The term of the loan is 36 months at an interest rate of 12.5% per annum and is subject to late charges.

          Upon expiration of the initial lease terms of its direct-financing leases, Birch Financial expects, on average, to realize slightly more than the residual value at which the leased equipment is carried on its books. Our ability to recover the recorded estimated residual value depends on the accuracy of initial estimates of the equipment's useful life, the market conditions for used equipment when leases expire, and the effectiveness of our program for re-leasing or otherwise disposing of leased equipment. Residual recovery, however, is not required for us to achieve a profitable return on our investment.

          Birch Financial will use a non-cancelable lease, the terms and conditions of which will vary only slightly from transaction to transaction. In substantially all of the leases, lessees are obligated to:

               remit all rents due, regardless of the performance of the equipment;

             operate the equipment in a careful and proper manner in compliance with governmental rules and regulations;

               maintain and service the equipment;

             insure the equipment against casualty losses and public liability, bodily injury and property damage; and
            pay us directly or reimburse us for, any taxes associated with the equipment, its use, possession or lease, except those relating to net income that we derive from it.

          The leases will provide that we, in the event of a default by a lessee, may declare the entire unpaid balance of rentals due and payable immediately, and may seize and remove the equipment for subsequent sale, re-lease or other disposition.

          We maintain written credit policies that we believe are prudent and customary within the lease finance industry. These policies form the basis for our standardized lease forms and approval processes. On occasion, we will make exceptions to our written credit policy for lessees with whom we have had past positive experience. In general, our credit policies encourage leasing of income-generating equipment. Within these guidelines, there are few specific equipment or industry prohibitions.

          Under our current underwriting guidelines, each loan is originated after a review of the following criteria:

               the applicant's ability to repay the loan;

               the adequacy of the cash flow from the borrower's operations;
and

               the real and tangible personal property that serve as
            collateral for the loan.

          Birch Financial has created an underwriting model, which incorporates historical operating results of the borrower and compares them to industry statistics. The model helps outline the loan proposal to fit the approval guidelines. Loan officers input data provided by potential borrowers into the underwriting model, and determine whether or not a loan would qualify under our underwriting guidelines before submission to the credit group. This pre-screening process allows for documentation once a loan is accepted for underwriting. Our loan originations will typically range in size from $1,000 to $75,000 for each truck, equipment and trailer loan. We anticipate that most borrowers will be multiple unit operators.

          We anticipate that we will act as a senior secured asset-based lender. Our initial lending activities will be in the southwestern United States. Our office is located in Sylmar, California. We will provide asset-based lending to small to medium-sized businesses with annual revenues ranging from approximately $50,000 to $5 million.

          Our loans will be categorized based on the type of collateral securing the loan. We will make revolving loans primarily secured by accounts receivable and secondarily by inventory. We also will make term loans secured by real property, equipment or other fixed assets. We also may periodically enter into participations with other commercial finance companies. Our loans typically will have maturities of six months to five years. We believe that this will provide borrowers with greater flexibility to manage their borrowing needs. These loans have an automatic renewal for a one-year period at the end of the contract term unless terminated by either party. Termination usually requires 60 days' written notice before the end of the term. Equipment loans are term loans typically with two to five-year amortization periods, but are due and payable upon termination of the master loan and security agreement.

          Before a credit line proposal letter is issued and a line of credit is established, our policy requires a review of the prospective client, its principals, business and customer base, including a review of financial statement and other financial records, legal documentation, samples of invoices and related documentation, operational matters, and accounts receivable and payable. In addition, Birch Financial confirms certain matters relating to the prospective client's business and the collectability of the client's commercial receivables and other potential collateral by conducting public record searches for liens, conducting credit reviews of the prospective client and its principals, contracting major customers and suppliers to identify potential problems, and conducting an on-site audit of the prospective client's invoice, bookkeeping and collection procedures to verify that they are properly conducted and operationally compatible with our operations.

          After the preliminary review and due diligence, we will:

               require the prospective borrower to provide a deposit for fees;

               order appraisals if lending against inventory, equipment or real estate; and

               schedule an audit.

          Our internal auditing staff conducts an audit generally consisting of a due diligence review of the prospective borrower's accounting and financial records, including a statistical review of accounts receivable and charge-off history. Our internal auditors then submit their audit reports and work papers to our credit committee for review before we extend credit. In making a decision to approve a credit line, Birch Financial establishes credit limits under the revolving credit line and analyzes the prospective client's customer base to ensure compliance with our policies generally limiting our overall exposure to account debtors, especially with respect to privately held or non-investment grade borrowers. When deemed necessary for credit approval, we may obtain guarantees or other types of security from a client or its affiliates and may also obtain subordination and intercreditor agreements from the borrower's other lenders. Although our underwriting guidelines and policies provide that, prior to each loan funding, the account executive assigned to the borrower:

               obtain the original of a copy of the invoice to be sent to the borrower and the purchase order, if we require one, related to the invoice;

               confirm the validity and accuracy of a representative
            sampling of invoices; and
             mail a letter, on the borrower's letterhead, to the new borrower's customer which introduces Birch Financial and requests the payment be made directly to us.

          An assigned Birch Financial account executive will monitor each borrower's credit, collateral and advances. Account executives will be required to meet with each of their assigned borrowers at least quarterly to monitor the borrower's business, physically inspect the borrower's facilities and equipment, and discuss any potential problem the borrower may be experiencing. We will monitor borrowers' accounts receivable using three forms. The first form is an accounts receivable aging analysis report prepared monthly by the loan processor and reviewed by the account executive, and which includes, among other things, details about account concentrations and aging trends. The second is an accounts receivable activity summary prepared monthly by the loan processor and reviewed by the account executive, summarizing borrowings, repayments and pledged collateral. The third is a daily report prepared by the borrower and reviewed by the account executive to determine credit availability for a particular day. In addition to the foregoing monitoring procedures, interim audits of all borrowers will be scheduled as deemed appropriate. Also, each account will be reviewed on its anniversary date and revolving lines will be reviewed and reconciled on a monthly basis. Where liquidation is required for repayment of an outstanding loan, we will try to obtain consensual possession of the subject collateral property and joint collections of accounts receivable. In certain cases, court action may be required to ensure collections of receivables and possession of pledged assets.

          We expect to have an ongoing need to finance our lending activities. We expect this need to increase as the volume of loan and lease originations increases. Our primary operating cash requirements will include the funding of:

               loans and leases pending their sale;

               fees and expenses incurred in connection with our securitization program;

               over-collateralization or reserve account requirements in connection with loans pooled and sold;

               interest, fees, and expenses associated with our warehouse credit and repurchase facilities with certain financial institutions;

               federal and state income tax payments; and

               ongoing administrative and other operating expenses.

          We currently fund these cash requirements primarily by credit facilities from commercial entities and financial institutions, and anticipate that we will rely more heavily on securitizations, whole loan and lease sales, and borrowings as our cash requirements increase.

          We will depend on our ability to access commercial loans, repurchase facilities and warehouse lines of credit in order to fund new originations and purchases. Historically, affiliates of Birch Financial have had various commercial loans, warehouse lines and reverse repurchase facilities available to finance truck equipment acquisitions.

          In the future, we may enter into warehouse lines of credit with commercial finance institutions. We expect these warehouse lines of credit to provide additional financing for our continued growth in loan and lease originations. We also intend to negotiate with a major financial institution to provide additional financing for our continued growth in loan and lease originations.

          As a fundamental part of its business and financing strategy, Birch Financial intends to sell substantially all of its loans and leases through securitization, except for loans held for investments. We believe that securitizations provide us with greater operating leverage and a reduced cost of funds.

          Each loan or lease securitization may have specific credit enhancement requirements in the form of over-collateralization, which must be met before we receive cash flows due. As the securitized assets generate cash flows, they may be used to pay down the balance of the pass-through certificates until the ratio of securitized assets to pass-through certificates reaches the over-collateralization requirement specified in each securitization. This over-collateralization amount is carried on the balance sheet as retained interest in loan and lease securitizations. After the over-collateralization requirement and the other requirements specified in the pooling and servicing agreement have been met, we begin to receive principal and interest on any subordinate bonds of residual interests retained. We anticipate that a substantial portion of our gross income will be recognized as gain on sales of loans or leases, which represent the present value of the estimated cash flows on the subordinate bonds or residual interests retained, less origination and underwriting costs. Interest-only and residual certificates in securitizations of mortgage loans that we retain may be held as trading securities and adjusted to their respective market value quarterly with corresponding charges and credits made to income in the adjustment period.

          Depending on market conditions, we also intend to execute whole loan and lease sales in which we disposes of our entire economic interest in the loans and leases on a non-recourse basis, excluding servicing rights, for cash. Whole loan and lease sale gains and losses will be recognized at the time of sale and there are generally no residuals. We seek to maximize our premium on whole loan sale revenues by closely monitoring institutional purchasers' requirements and focusing on originating or purchasing the types of loans and leases that meet those requirements and for which institutional purchasers tend to pay higher premiums. Whole loan and lease sales will be made on a non-recourse basis pursuant to a purchase agreement containing customary representations and warranties by Birch Financial regarding the underwriting criteria applied by us and the origination process. We may be required to repurchase or substitute loans in the event of a breach of our representations and warranties. In addition, we may commit to repurchase or substitute a loan if a payment default occurs within the first month following the date the loan is funded, unless other arrangements are made between us and the purchaser. We may be required either to repurchase or to replace loans or leases which do not conform to our representations and warranties in the pooling and servicing agreements entered into when the loans and leases are pooled and sold through securitizations.

          Our Servicing Department is responsible for loan and lease accounting, compliance monitoring and, and necessary, collections. Our servicing operations are located in Sylmar, California.

          The loan and lease servicing function includes monthly invoicing, payment collections, computing investor payments and processing investor remittances. The primary method for borrower payments is through automatic clearinghouse direct debiting.

          Compliance monitoring procedures include a semi-annual review of each borrower's compliance with stated covenants, including fixed charge coverage ratios. If a borrower fails to comply with these covenants, the borrower will be placed in our credit watch list. Loans and leases on the credit watch list are subject to increased scrutiny and monitoring by our servicing personnel. If a payment has not been received by the due date the loan or lease is considered in default, and we will aggressively pursue collection procedures, including collection calls and onsite visits. We will file the appropriate lien documentation with the state so that we can repossess the equipment if necessary.

          During the first month of a delinquency lasting 10 days or more, we will contact the borrower to determine the reason for the default and the likelihood and timing of any payment. We will perform a credit investigation and obtain updated financial statements from the borrower and current Dun & Bradstreet and personal credit reports. Most of our borrowers are also borrowers in the premium finance division, which gives us a record of payment for the past two years. The borrower's bank and major trade creditors typically will be contacted to provide first-hand verification of the financial status of the borrower. We also may retain counsel in the state in which the borrower is located, if we determine that the borrower or a related entity is in bankruptcy or there is a reason to believe voluntary or involuntary bankruptcy will be declared.

          Within 15 to 45 days of the delinquency, an officer of Birch Financial will meet in person with the delinquent borrower, the nature of the borrower's financial difficulty will be re-examined and the likelihood of repayment will be re-evaluated. We will physically inspect the borrower's business unit, and industry consultants or other borrowers may be contacted to evaluate the delinquent business unit.

          After 60 days of delinquency, the loan or lease likely will be accelerated, and the borrower sent a written notice demanding payment of the full amount due in respect of the loan or lease. The borrower may also be reminded that any other loans that the borrower may have from other sources are likely to be in the default. If it appears unlikely that the borrower will cure the default, we may decide to negotiate with the borrower to induce the borrower to offer the business unit for sale to other borrowers. In this manner the loans and leases could be assumed.

          Our profits will depend, in part, on the difference, or "spread," between the effective rate of interest that we receive on the loans we originate or purchase and the interest rates payable by us under our warehouse financing facilities or for securities issued in our securitizations. The spread can be adversely affected because of interest rate increases during the period from the date the loans are originated or purchased until the closing of the sale or securitization of the loans.

          From time to time, we may use various hedging strategies to provide a level of protection against interest rate risks on our fixed-rate loans. These strategies may include forward sales of loans or loan-backed securities, interest rate caps and floors, and buying and selling of futures and options on futures. Management will determine the nature and quantity of hedging transactions based on various factors, including market conditions and the expected volume of loan originations and purchases. While we believe that our hedging strategies will be cost-effective and will provide some protection against interest rate risks, no hedging strategy can completely protect us from these risks. We do not believe that hedging against interest rate risks associated with adjustable-rate loans likely will be cost-effective, and accordingly, likely will not utilize the hedging strategies described above with respect to our adjustable-rate loans.

DISTRIBUTION METHODS OF THE PRODUCTS OR SERVICES

Insurance Premium Financing.
----------------------------

          All of our loans are generated through LCIS, which offers IPF loans to allow its commercial customers to purchase the full amount of insurance coverage that they need, while spreading out the payments over a period of several months. LCIS maintains offices in the Bay Area of California, as well as in Fresno, Granada Hills, Sacramento, and Orange County, California, and Reno, Nevada. LCIS has eight agents.

          Our loans are typically originated when one of LCIS' insureds signs a premium finance agreement for its policy. The premium finance agreement contains a limited power of attorney that gives us the power to cancel coverage in the event of default, and a collateral assignment to us of any unearned insurance premium remaining after cancellation.

          When an insured signs a premium finance agreement, it is sent to Automated Installment Systems. AIS then prepares a check for the financed premium amount and sends it to us for signature. The checks are drawn on our account with Prudential Securities, which is funded through our $3.5 million line of credit with Safeco Credit Company, Inc. We have a $3.5 million promissory note with Safeco. Depending on the nature of the advance from Safeco, we pay interest at the prime rate or the prime rate plus one-half percent, provided that the interest rate shall never be less than 7.5%. The advances are secured by our interests in our premium finance agreements with our borrowers and our rights to unearned premiums under those agreements.

         AIS bills our borrowers monthly. It sends out each bill 20 days before payment is due. Each borrower sends its payment to AIS, which deposits the payment in our bank account. All funds due to Safeco are then credited to its account on a weekly basis.

         We pay AIS $125 each for the first 35 premium finance agreements processed in any month and $75 for each premium finance agreement processed after the first 35 in any month, or 3% of any contract below $2,500. The yearly average does not exceed $75 per contract.

         Golden Oak and Oakwood perform all of our administrative functions that are not performed by AIS. These include the preparation of our correspondence and the billings for our equipment financing operations, as well as miscellaneous secretarial functions. In exchange for these services, we pay Golden Oak and Oakwood $12,000 each per year. We do not have any written administration agreement with Golden Oak or Oakwood.

Equipment Financing.
--------------------

          Birch Financial markets its equipment lease products through its own in-house sales force. Our two-person in-house sales force solicits end user customers and vendors to market equipment lease transactions. In the future, we intend to expand our marketing efforts to include more vendors.

          Our broker advisory panel will consist of a group of productive brokers who are brought together on an annual basis, so that they may have an open interchange of ideas and information about us and the leasing marketplace. We believe that the advisory panel will serve a multi-purpose function by allowing us to reward those brokers that provide us a profitable base of business, and also provide us with an opportunity to market new ideas and concepts to those brokers before a general release in the leasing community. We believe that we will benefit by obtaining information on how the brokers work with our competitors, such as special programs and market trends, and this information can then be used to drive future marketing plans.

          We anticipate that we will obtain business through referrals from banks, venture capitalists, accounting firms, management consultants, existing borrowers, other finance companies and independent brokers and insurance agencies. Our marketing officers will call on our referral sources to identify and receive introductions to potential clients and to identify potential clients from database searches. We expect to compensate our marketing personnel with what we believe are competitive base salaries and commissions based on funded transactions in order to motivate and reward the creation of new business and the renewal of existing business. Such commissions can be a significant portion of our total compensation paid to our marketing personnel. Our marketing personnel have no credit decision authority. We believe that our marketing strengths are our rapid response time and high level of service.

COMPETITIVE BUSINESS CONDITIONS

Insurance Premium Financing.
----------------------------

          Our industry is very competitive. Competitors include national commercial premium finance companies, companies affiliated with insurance carriers, independent insurance brokers that offer premium finance services, banks and other lending institutions.

          Approximately 80% percent of our IPF activities take place in California. As of December 31, 1999, the California Department of Financial Institutions had a record of 74 companies doing business in that state. Based on the number of outstanding loans, we ranked approximately 17th, with 2,565 loans outstanding. Based on total assets, we were the 19th largest IPF company in California on that date.

          We believe that we will be able to continue operating in our industry. However, we can not assure you that we will be able to maintain our current competitive position.

Equipment Financing.
--------------------

          The equipment financing industry is very competitive. Banks and commercial finance companies dominate the industry. As of October 18, 2000, we had only three outstanding equipment loans. We do not expect our competitive position to be significant.

SOURCES AND AVAILABILITY OF RAW MATERIALS

          None; not applicable.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

          Birch Financial provides IPF loans for the insureds of only one agent, LCIS. See the Risk Factor "We Provide IPF Loans for Only One Insurance Agent."

          We will focus our equipment lending efforts on members of the green industry. Although there are thousands of green industry members in our area of operations, our emphasis on that industry will limit the number of potential borrowers.

NEED FOR GOVERNMENTAL APPROVAL OF PRINCIPAL PRODUCTS OR SERVICES

          See the caption "Effect of Existing or Probable Governmental Regulations on the Business."

EFFECT OF EXISTING OR PROBABLE GOVERNMENTAL REGULATIONS ON THE BUSINESS

          The making, enforcement and collection of IPF loans is regulated under state law. These laws vary by state, but they generally do the following:

               require that IPF lenders be licensed by the state;

             restrict the content of premium finance loan agreements and impose certain disclosure requirements on the agreements;

               limit the amount of finance charges that the lender can impose;

               regulate the amount of refunds due to a borrower who prepays the premium finance loan prior to maturity;

             regulate the amount of late fees, if any, and finance charges that a lender may charge when a loan becomes overdue;

               regulate the manner of canceling an insurance policy upon non-payment of the loan, including a requirement that the lender notify the borrower before cancellation; and

               allow imposition of penalties, which may be significant, on premium finance lenders for violations of the state's premium finance laws.

          Federal and state laws also prohibit us from using discriminatory lending practices and unfair credit practices. We are licensed as an IPF lender in California and Missouri and as an equipment lender in California. We believe that we are in compliance with all applicable laws governing IPF lenders. However, regulations change frequently, and we can not assure you that future regulations will not hurt our business, either by increasing our compliance costs or by restricting our operations.

RESEARCH AND DEVELOPMENT

          Birch Financial does not expect that research and development will be a significant part of its operations.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

          Management does not believe that compliance with environmental laws will require a significant portion of its resources.

NUMBER OF EMPLOYEES

            Other than our officers, we do not have any employees.

REPORTS TO SECURITY HOLDERS

          Birch Financial is not a reporting issuer under the 1934 Act. As a result of this offering, we will become subject to the informational requirements of the 1934 Act for a period of at least one fiscal year. As of the fiscal year ending December 31, 2000, we may be required to register the common stock being offered hereunder, under the 1934 Act, and continue to file annual and quarterly reports.

          The National Association of Securities Dealers, Inc. requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the 1934 Act. In order to maintain such a quotation, Birch Financial will have to register its securities under the 1934 Act on Form 8-A or Form 10-SB.

          The public may read and copy any materials that we file with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

          Birch Financial intends to furnish to its stockholders annual reports containing financial statements audited and reported upon by its independent accounting firm, and such other periodic reports as it may determine to be appropriate or as may be required by law.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
    ---------------------------------------------------------

Plan of Operation
-----------------

          Premium Finance Division.
          -------------------------

          By December, 2001, we plan to expand our premium finance activities with LCIS to $15 million. In addition, we are negotiating with other agencies to provide premium financing for associations that they represent. We hope to increase the gross premiums financed to $23 million by December, 2001. However, we can not assure you that we will be able to get these associations' business or that, if we do, we will be able to finance this level of gross premiums.

          We intend to renegotiate our line of credit with Safeco for all contract financing to be provided at the prime interest rate instead of an amount over the prime rate. If necessary, we should be able to increase the Safeco line of credit from $3.5 million to $5 million.

          Equipment Finance Division.
          ---------------------------

          We currently have over $60,000 in new loans or completed contracts. We hope to finance at least $5 million by December, 2001, although we can not assure you that we will reach any specific dollar amount.

          We also intend to offer lines of credit to companies with "Class A" credit ratings. We hope that this will generate about $2 million in additional revenues, although we can not provide any guarantees in this regard.

         During the period ended December 31, 2000, we hope to provide leasing services for office equipment, tractors, trenchers, mowers and vehicles, both new and used.

         We believe that our equipment finance division will grow substantially through December 31, 2000. We expect additional funds to become available as we sell bundled loans to banks and other financial institutions, retaining the servicing and loan fees.

Results of Operations.
----------------------

          Six Months Ended June 30, 2000.
          -------------------------------

          During the six months ended June 30, 2000, we received $179,057 in interest income on our premium financing contracts. We also received $4,567 in interest income from bank accounts and $26,741 in late charge income during that period. After deduction of interest expenses of $78,833, our total income was $134,956.

          Operating expenses during the period totaled $84,118, of which $45,895 was our administrative fee to AIS and $12,000 was our administrative fee to Golden Oak. Income before income tax was $50,838. After provision for income taxes of $16,500, our net income for the six months ended June 30, 2000, was $34,338.

          Fiscal Year Ended December 31, 1999.
          ------------------------------------

          We received $313,594 in interest income on our IPF contracts during the fiscal year ended December 31, 1999. Interest income from bank accounts and late charge income totaled $1,848 and $54,350, respectively. Our interest expense during that period was $131,005. Total income in the fiscal year ended December 31, 1999, was $235,933.

          Our administrative fee payments to AIS and to Golden Oak and Oakwood were our largest operating expenses. These payments totaled $89,853 and $24,000, respectively. Total operating expenses during the period were $144,166. Income before income tax was $91,767. Provision for income tax was $28,458, and our net income during the period was $63,309.

          Fiscal year ended December 31, 1998.
          ------------------------------------

          In the fiscal year ended December 31, 1998, we received total interest income of $309,431, of which $307,392 came from our IPF contracts and $2,039 came from interest on our bank accounts. Late charge income totaled $55,005. We paid interest expenses of $157,247 during the period and our total income was $206,839.

          Our principal operating expenses during the fiscal year ended December 31, 1998, were $87,415 paid to AIS and $24,000 paid to Golden Oak and Oakwood. Total operating expenses were $139,309. Our income before income tax totaled $67,530. After provision for income taxes of $17,210, our net income during the period was $50,320.

Liquidity and Capital Resources.
--------------------------------

          Out total assets as of June 30, 2000, were $3,089,548, as compared to total assets of $2,770,093 at December 31, 1999. We believe that our current assets will be sufficient to allow us to operate for the next 12 months. However, we depend heavily on our line of credit with Safeco to fund our IPF loans. As of June 30, 2000, our payable on the line of credit was $1,730,792. If we were to lose this line of credit for any reason, our ability to fund these loans would be significantly impaired and our income would be reduced. See the Risk Factor "The Loss of Our Line of Credit Would Hurt Our Operations."

                     DESCRIPTION OF PROPERTY
                     -----------------------

          We use a 3,000 square foot office facility in Sylmar, California. The office is owned by The Donitz Family Trust, which owns approximately three percent of our outstanding common stock and is controlled by Efraim Donitz, our President, CEO and Treasurer. The Donitz Family Trust leases the building to Efco, Inc., which is also controlled by Mr. Donitz. Efco lets us use this facility rent-free, and gives us free access to its telephone, fax machine and copier.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          ----------------------------------------------

Transactions with Management and Others.
----------------------------------------

          Except as indicated below, during the calendar year ended December 31, 1999, and the six months ended June 30, 2000, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which Birch Financial or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who is known to Birch Financial to own of record or beneficially more than five percent of its common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

          We pay Efraim Donitz, our President, CEO and Treasurer, based on our pre-tax earnings. We pay Mr. Donitz 10% of the first $100,000 of pre-tax earnings, and 20% of any pre-tax earnings above $100,000. See the caption "Executive Compensation" of this prospectus.

          Each year, we pay Golden Oak and Oakwood administration fees of $12,000 each. Golden Oak owns approximately 35% of our outstanding shares. Oakwood, which is 49% owned by Golden Oak, owns approximately 33% of our outstanding shares. LCIS, the only insurer for whom we offer premium financing services, is a wholly-owned subsidiary of Golden Oak. As of December 31, 1999, and 1998, we had unfunded premium financing payables to LCIS of $738,479 and $403,755, respectively. Our unfunded premium financing payable was $445,298 as of June 30, 2000. As of December 31, 1999, and 1998, we had a cancellation receivable from LCIS of $142,017 and$174,449, respectively. This figure was $119,698 on June 30, 2000.

          Each of our directors and executive officers is also a director or executive officer of Golden Oak and Oakwood. Golden Oak is owned by the employer members of the California Landscape Contractors' Association.

Certain Business Relationships.
-------------------------------

          Except as indicated under the heading "Transactions with Management and Others," during the calendar year ended December 31, 1999, and the six months ended June 30, 2000, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which Birch Financial or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who is known to Birch Financial to own of record or beneficially more than five percent of its common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

Indebtedness of Management.
---------------------------

          Except as indicated under the heading "Transactions with Management and Others," during the calendar year ended December 31, 1999, and the six months ended June 30, 2000, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which Birch Financial or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who is known to Birch Financial to own of record or beneficially more than five percent of the its common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

Parents of the Issuer.
----------------------

          Birch Financial has no parents, except to the extent that Golden Oak and Oakwood may be deemed to be parents due to their collective ownership of approximately 67% of our outstanding shares.

Transactions with Promoters.
----------------------------

          Except as indicated under the heading "Transactions with Management and Others," during the calendar year ended December 31, 1999, and the six months ended June 30, 2000, there were no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which Birch Financial or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any promoter or founder, or any member of the immediate family of any of the foregoing persons, had a material interest.

     MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
     --------------------------------------------------------

Market Information.
-------------------

          Our common stock is quoted on the Pink Sheets, which are published by Pink Sheets LLC. Our symbol is "BRFL." On August 17, 2000, the price of our common stock as quoted on the Pink Sheets was $0.125.

          Birch Financial intends to submit for listing on the OTC Bulletin Board of the NASD, once it registers its securities to become subject to the reporting requirements of the 1934 Act. However, it can provide no assurance that it will meet the reporting requirements or that any market for its common stock will develop or be maintained.

          If a public market ever develops in the future, the sale of "unregistered" and "restricted" shares of common stock pursuant to Rule 144 of the Commission may hurt any such public market.

          We will have to file quarterly and annual reports with the Commission in order to have our securities quoted on the OTC Bulletin Board. These reports must contain financial statements, with year-end financial statements being audited. Management expects that the legal and accounting fees required to prepare and file its periodic reports will total approximately $10,000 per year.

          There are no outstanding options, warrants or calls to purchase any of our securities.

Holders.
--------

          As of the date of this prospectus, we have approximately 481 stockholders of record.

Dividends.
----------

          Birch Financial has not declared any cash dividends with respect to its common stock, and does not intend to declare dividends in the foreseeable future. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

                      EXECUTIVE COMPENSATION
                      ----------------------

          The following table sets forth the aggregate compensation that we have paid for services rendered during the periods indicated:

                        Summary Compensation Table
                        --------------------------

                         SUMMARY COMPENSATION TABLE

                           Long Term Compensation

                    Annual Compensation   Awards  Payouts

(a)             (b)   (c)   (d)   (e)   (f)   (g)   (h)    (i)

                                              Secur-
                                              ities        All
Name and   Year or               Other  Rest- Under- LTIP  Other
Principal  Period   Salary Bonus Annual rictedlying  Pay- Comp-
Position   Ended      ($)   ($)  Compen-Stock Optionsouts ensat'n
-----------------------------------------------------------------

Efraim       12/31/97  -0-   -0-   -0-   -0-    -0-       -0-  -0-
Donitz       12/31/98  -0-   (1)   -0-   -0-    -0-       -0-  -0-
CEO, Pres.   12/31/99  -0-   (1)   -0-   -0-    -0-       -0-  -0-
and Treasurer 6/30/00  -0-   (1)   -0-   -0-    -0-       -0-  -0-
             (6 mos.)

Nelson L.    12/31/97  -0-   -0-   -0-   -0-    -0-       -0-  -0-
Colvin       12/31/98  -0-   -0-   -0-   -0-    -0-       -0-  -0-
Vice Pres.   12/31/99  -0-   -0-   -0-   -0-    -0-       -0-  -0-
and Secretary 6/30/00  -0-   -0-   -0-   -0-    -0-       -0-  -0-
             (6 mos.)

Keith L.     12/31/97  -0-   -0-   -0-   -0-    -0-       -0-  -0-
Walton       12/31/98  -0-   -0-   -0-   -0-    -0-       -0-  -0-
Vice Pres.   12/31/99  -0-   -0-   -0-   -0-    -0-       -0-  -0-
              6/30/00  -0-   -0-   -0-   -0-    -0-       -0-  -0-
             (6 mos.)


     (1) We pay our President, Efraim Donitz, 10% of our first $100,000 of pre-tax earnings and 20% of all pre-tax earnings in excess of $100,000. For the calendar year ended December 31, 1999, we accrued $17,675 and paid $12,500 to Mr. Donitz under this arrangement. In the calendar year ended December 31, 1998, we accrued $12,500 and paid Mr. Donitz $7,500. For the six months ended June 30, 2000, we had accrued $10,000 and paid Mr. Donitz $17,675 as bonus earned during the December 31, 1999, calendar year.

Compensation of Directors.
--------------------------

          We do not have any arrangements to compensate our directors for any services provided as a director. We do not pay any additional amounts to our directors for committee participation or special assignments.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements.
-------------

          Our officers are our only employees. We do not have any written employment agreements or any change-in-control arrangements with our officers.

                       FINANCIAL STATEMENTS
                       --------------------

                        CONSOLIDATED FINANCIAL STATEMENTS

                                      OF

                      BIRCH FINANCIAL, INC. AND SUBSIDIARIES

                                     AS OF

                               DECEMBER 31, 1999

                              AND FOR YEARS ENDED

                          DECEMBER 31, 1999 AND 1998

                             WITH THE REPORT OF

                             INDEPENDENT AUDITOR

Jimmy Loh, CPA a Professional Corporation
1522 S. Garfield Avenue, #A, Alhambra, CA 91801
Tel: (626) 300-8184 Fax: (626) 300-8125                  Member AICPA & CSCPA

March 23, 2000

                       Report of Independent Auditor

To the Board of Directors and Shareholders
Birch Financial, Inc.
(Formerly United States Indemnity & Casualty, Inc.)
P.O. Box 3247
North Hollywood, CA 91609

We have audited the accompanying consolidated statement of financial condition of Birch Financial, Inc. (formerly United States Indemnity & Casualty, Inc.), a Nevada corporation as of December 31, 1999, and the related consolidated statements of income, shareholder's equity, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the unconsolidated financial statements of Birch Financial, Inc. (formerly United States Indemnity & Casualty, Inc.) Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the financial data and information of Birch Financial, Inc. (formerly United State Indemnity & Casualty, Inc.), is based on the report of the other auditors.

We conducted the audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Birch Financial, Inc. (formerly United States Indemnity & Casualty, Inc.) as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

Alhambra, California

   Birch Financial, Inc. (Formerly United States Indemnity & Casualty, Inc)
                             And Subsidiaries
              CONSOLIDATED STATEMENT OF FINANCIAL CONDITIONS
                        As of December 31, 1999

                                ASSETS

[CAPTION]

Cash and Cash Equivalents                          44,053

Premium Financing Receivable
  (Net of Unearned Interest of $59,495 and
   Reserves for Doubtful Account of $3,988 )    2,501,627

Cancellations Receivable                          142,017

Organization Cost
  (Net of Accumulated Amortization of $7,448)       1,623

Prepaid Fees and Other Receivable                  80,773


        Total Assets                                              2,770,093


                            LIABILITIES AND EQUITY

Bank Overdraft                                    196,401

Unfunded Premium Financing Payable (Note 2)       738,479

Line of Credit Payable (Note 3)                 1,221,645

Accrued Interest Payable                            2,971

Incentive Bonus Payable (Note 2)                   17,675

Management Fees Payable (Note 2)                   24,000

Income Tax Liabilities                             11,024

Other Accrued Expenses and Payable                 10,971


Total Liabilities                                                 2,223,166

Shareholders Equity

Common Stock (Note 5)
 (50,000,000 authorized at $0.01 par value
  32,083,048 shares  issued and outstanding)      320,830

Additional Paid in Capital                        316,049

Accumulated Deficit                               (89,952)

Total Shareholder's Equity                                          546,927

Total Liabilities and Equity                                       2770,093


   Birch Financial, Inc. (Formerly United States Indemnity & Casualty, Inc)
                               And Subsidiaries
                        CONSOLIDATED INCOME STATEMENT
                  For Years ended December 31, 1999 and 1998

[CAPTION]


                                                    1999              1998


Interest Income - Premium Financing Contracts       313,594          307,392

Interest Income - Bank Accounts                       1,848            2,039

   Total Interest Income                            315,442          309,431

Interest Expenses                                   131,005          157,247

Net Interest Income                                 184,437          152,184

Provision for Loan Loss                               3,541            1,057

Net Interest Income After Provision for Loss        180,896          151,127

Late Charge Income                                   54,350           55,005

Other Income                                            687              707

Total Income                                        235,933          206,839

Operating Expenses

  Bank Fees                                              26               30

  Depreciation and Amortization                       1,315            1,692

  License and Permit                                  1,051              260

  Management Fee (Note 2)                            24,000           24,000

  Incentive Bonus (Note 2)                           17,675           12,500

  Notary and Postage                                    140              244

  Office Expenses                                       218               80

  Professional Fees                                   8,615           12,096

  Third Party Administrative Fees                    89,853           87,415

  Telephone                                             270              112

  Travel Expenses                                       635              391

  Other Expenses                                        368              489

  Total Operating Expenses                          144,166          139,309

  Income Before Income Tax                           91,767           67,530

  Provision for Income taxes                         28,458           17,210

  NET INCOME                                         63,309           50,320


   Birch Financial, Inc. (Formerly United States Indemnity & Casualty, Inc)
                             And Subsidiaries
          CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY
                 For Years Ended December 31, 1999 and 1998

[CAPTION]

                             Common     Paid In        Retained       Total
                              Stock     Capital        Earning       Equity


Beginning Balance
As of January 1, 1998          8,500       469,750     (87,452)     390,798

1998
 Operating Income                           50,320                   50,320

Balance
As of December 31, 1998        8,500       520,070     (87,452)     441,118

Cancellation of Commons
Stock                         (3,700)        3,700

Fractional Shares Issued in
Reverse Split                    491          (491)

Capital Contributed by
Shareholders                  42,500        42,500

Issuance of Common Stock     315,539      (315,539)

1999 Operating income                       65,809      (2,500)      63,309

Balance
As of December 31, 1999      320,830       316,049     (89,952)     546,927


   Birch Financial, Inc. (Formerly United States Indemnity & Casualty, Inc)
                             And Subsidiaries
                   CONSOLIDATED STATEMENT AND CASH FLOW
               For Years Ended December 31, 1999 and 1998

[CAPTION]

                                                  1999                1998


CASH FLOWS FROM OPERATIONS ACTIVITIES
Net Income                                          63,309            50,321

Reconciliation of Net Income to
Net Cash Used by Operating Activities:

  Depreciation and Amortization                      1,315             1,692

  Change in Accrued Interest                         2,170            (2,170)

  Change in Cancellation Receivable                 32,432          (112,407)

  Change in Bonus Payable                            5,175             5,000

  Change in Prepaid Fees and Other Receivable      (48,334)            5,087

  Change in Unfunded Premium Financing             334,724           122,121

  Change in Tax Liabilities                         (6,409)           16,050

  Change in Accrued Expenses and Payable            (1,286)                0

Total Reconciliation                               319,787            35,373

Net Cash Provided by Operating Activities          383,096            85,694

CASH FLOWS FROM INVESTMENT ACTIVITIES

  Increase (Decrease) in
  Premium Financing Receivable                      45,721          (240,486)

  Organization Cost                                 (1,616)                0

Net Cash Provided (Used) by Investing Activities    44,105          (240,486)

CASH FLOWS FROM FINANCING ACTIVITIES:

  Increase (Decrease) in Bank Line Payable        (835,882)          192,820
  Increase in Bank Overdraft                       196,401                 0
  Insurance of Common Stock                        156,937                 0
  Capital Contribution From Shareholders            42,500                 0

Net Cash Provided (Used) by Financing Activities  (440,044)          192,820

Net Increase (Decrease) in Cash                    (12,843)           38,028

Cash at Beginning of Year                           56,896            18,868

Cash at End of Year                                 44,053            56,896


   Birch Financial, Inc. (Formerly United States Indemnity & Casualty, Inc)
                            And Subsidiaries
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            December 31, 1999

1    Summary of Significant Accounting Policies:

          a. Organization Birch Financial, Inc. (the Company) was incorporated in the state of Nevada on April 20, 1983 as Import Dynamics, Inc. From April 30, 1985 to April 17, 1991, the Company changed its names to Peak Performance Products, Inc., LumaLure Manufacturing, Inc., Sairam Technologies, Ltd., and Balanced Environmental Services Tech, Inc. On July 16, 1993, the Company again changed its name to United States Indemnity & Casualty, Inc. The Company ceased its operation in 1993 and had been inactive until December 1999.

               In December 1999, the Company=s Board of Directors agreed to acquire 100% of the outstanding stock of Birch Financial, Inc., a Missouri corporation (Birch Missouri), in exchange for 31,553,948 shares of its common stock. At the date of the consolidated financial statements, substantially all shareholders of Birch Missouri tendered their securities for the Company's stock. The Company changed its name to Birch Financial, Inc.

               Birch Missouri was incorporated on February 25, 1999 in the state of Missouri. Immediately after its incorporation, Birch Missouri entered into an agreement to acquire 100% of the outstanding stock of Birch Financial, Inc., a California corporation (Birch California), in exchange for its own stock. Neither the Company nor Birch Missouri has significant assets or business activities. The consolidated financial statements primarily reflect the financial position, the result of the operations and the cash flow of Birch California.

               Birch California was organized under division 7 of the Financial Code of California primarily engaging in the businesses as an insurance premium finance concern. It was incorporated in California on June 13, 1994. Birch California finances insurance premiums, that are brokered by the majority shareholders of the Company. The majority of the finance contracts are for a term of nine months and are collateralized by insurance policies with a term of twelve months.

          b. Use of Estimates: In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

          c. Fair Value of Financial Instruments: The carrying amount of the Company and its subsidiaries= financial instruments, which consists of cash and cash equivalents, premium financing receivable, bank line payable and accounts payable approximate their fair values.

          d. Interest Income: Interest income on premium financing contracts is computed based on the method stipulated in the contracts, which in all cases is the "Rule of 78's" method. The difference between the Rule of 78's method of interest recognition and the leveled yield method required by generally accepted accounting principles for the period covered by these financial statements has been determined to be immaterial.

          e. Equipment and Depreciation: Equipment is carried on the basis of cost. Depreciation is computed using the straight-line method over equipment's expected useful lives.

2.   Related Party Transactions.

          a. The Company and its subsidiaries accrued and paid the major shareholders of the Company $24,000 each year for management fees during the years ending December 31, 1999 and 1998.

          b. The Company and its subsidiaries had an unfunded premium financing payable due to a related party of $738,479 and $403,755 as of December 31, 1999 and 1998, respectively.

          c. The Company and its subsidiaries had a cancellation receivable due from a related party of $142,017 and $174,449 as of December 31, 1999 and 1998, respectively.

          d. For the year ended December 31, 1999, the Company and its subsidiaries accrued $17,675 and paid $12,500 in incentive bonus to a related party. For the year ended December 31, 1998, the Company and its subsidiaries accrued $12,500 and paid $7,500 to the same party.

3.    Line of Credit Arrangement

          Currently, the Company and its subsidiaries have a $3,500,000 line of credit arrangement with a financial institution for its normal operating needs. Borrowing under this line is due on demand and is collateralized by the Company and its subsidiaries' premium financing receivable. As of December 31, 1999 and 1998, the balance of the Company and its subsidiaries' borrowing under the line was $1,221,645 and $2,057,527, respectively.

4.    Income Tax

          The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. There are no material differences between the Company's financial statements prepared in conformity with the generally accepted accounting principles and for its income tax purpose.

          As of December 31, 1999, the Company had a net operating loss carryforward of approximately $90,000, which may be used to offset against future taxable income through 2019, if consolidated tax returns are filed. The tax benefit of the net operating loss carryforward is offset by a valuation allowance of the same amount due to the lack of the records to substantiate the taxable losses in the past.

5.        Reverse Stock Split and Stock Cancellation

          On December 14, 1999 the Company authorized a 1000-to-1 reverse stock split. On the same day the Company authorized a 100-to-1 forward stock split.

          In December 1999, the Company authorized the cancellation of 3,700,000 shares of its common stock before its approval of issuing 31,553,948 shares of its common stock for the outstanding stock of Birch Missouri.

6. The following page represents the selected financial data of the Company, Birch Missouri and Birch California.

Birch Financial, Inc. and Subsidiaries
Selected Financial Data

[CAPTION]

                  Birch        Birch       Birch
                Financial     Missouri    California   Elimination     Total


YEAR ENDED
DECEMBER 31, 1999

Interest Income                            315,442                    315,442

Interest Expenses
and Provision
for Loss                                   134,546                    134,546

Net Interest
Income                                     180,896                    180,896

Other Income                                55,037                     55,037

Total Income           0        0          235,933                    235,933

Operating
Expenses            2,500     243          141,423                    144,166

Provision for
Income Tax                                  28,458                     28,458

Net Income
(Loss)             (2,500)   (243)          66,052                     63,309

YEAR ENDED
DECEMBER 31, 1998

Interest Income                            309,431                    309,431

Interest Expenses
and Provision
for Loss                                   158,304                    158,304

Net Interest
Income                                     151,127                    151,127

Other Income                                55,712                     55,712

Total Income                               206,839                    206,839

Operating Expenses                         139,309                    139,309

Provision for
Income Tax                                  17,210                     17,210

Net Income
(Loss)                                      50,320                     50,320

AS OF
DECEMBER 31, 1999

Cash and
Cash Equivalents                            44,053                     44,053

Premium Financing
Receivable                               2,501,627                  2,501,627

Investment in
Subsidiary         506,927    507,170                (1,014,097)

Other Assets        40,000      1,373      184,656       (1,616)      224,413

Total Assets       546,927    508,543    2,730,336   (1,015,713)    2,770,093

Liabilities                     1,616    2,223,166       (1,616)    2,223,166

Shareholders
Equity             546,927    506,927      507,170   (1,014,097)      546,927

Liabilities
and Equity         546,927    508,543    2,730,336   (1,015,713)    2,770,093


                         CONSOLIDATED FINANCIAL STATEMENTS

                                       OF

                       BIRCH FINANCIAL INC. AND SUBSIDIARIES

                                      AS OF

                                  JUNE 30, 2000

                        AND FOR THE SIX MONTHS THEN ENDED

   Birch Financial, Inc. (Formerly United States Indemnity & Casualty, Inc)
                            And Subsidiaries
             Consolidated Statement of Financial Conditions
                          As of June 30, 2000

[CAPTION]

                                 ASSETS


Cash and Cash Equivalents                       76,486

Premium Financing Receivable

 (Net of Unearned Interest of $67,089 )      2,765,238

Equipment Financing Receivable                  37,000

Premium Financing Cancellations Receivable     119,698

Organization Cost
  (Net of Accumulated Amortization)              1,050

Prepaid Fees and Other Receivable               90,076


Total Assets                                                3,089,548


                         LIABILITIES AND EQUITY


Bank Overdraft                                 239,965

Unfunded Premium Financing Payable (Note 2)    445,298

Line of Credit Payable (Note 3)              1,730,792

Accrued Interest Payable                         2,971

Incentive Bonus Payable (Note 2)                10,000

Management Fees Payable (Note 2)                12,000

Income Tax Liabilities                          16,500

Other Accrued Expenses and Payable              12,295

Total Liabilities                                           2,469,821

Shareholders Equity

Common Stock (Note 5)
 (50,000,000 authorized at $0.01 par value
  32,083,048 shares  issued and outstanding)   320,830

Additional Paid in Capital                     354,511

Accumulated Deficit                            (55,614)

Total Shareholder's Equity                                    619,727

Total Liabilities and Equity                                3,089,548


  Birch Financial, Inc. (Formerly United States Indemnity & Casualty, Inc)
                                And Subsidiaries
                        Consolidated Income Statement
                      For Six Months Ended June 30, 2000

[CAPTION]


Interest Income - Premium Financing Contracts         179,057

Interest Income - Bank Accounts                         4,567

Total Interest Income                                 183,624

Interest Expenses                                      78,833

Net Interest Income                                   104,791

Bad Debt Loss Recovery                                  3,424

Net Interest Income After Provision for Loss          108,215

Late Charge Income                                     26,741

Total Income                                          134,956

Operating Expenses

  Depreciation and Amortization                           573

  License and Permit                                    1,575

  Management Fee (Note 2)                              12,000

  Incentive Bonus (Note 2)                             10,000

  Notary and Postage                                      229

  Professional Fees                                    12,173

  Third Party Administrative Fees                      45,895

  Telephone                                               269

  Travel Expenses                                         632

  Other Expenses                                          772

Total Operating Expenses                               84,118

Income Before Income Tax                               50,838

Provision for Income taxes                             16,500

NET INCOME                                             34,338


  Birch Financial, Inc. (Formerly United States Indemnity & Casualty, Inc)
                              And Subsidiaries
          Consolidated Statement of Changes in Stockholders Equity
                            As of June 30, 2000

[CAPTION]

                           Common     Paid In    Retained     Total
                            Stock     Capital     Earning     Equity


Beginning Balance
As of January 1, 1998         8,500     469,750     (87,452)   390,798

1998
Operating Income                         50,320                 50,320

Balance
As of December 31, 1998       8,500     520,070     (87,452)   441,118

Cancellation of
Common Stock                 (3,700)      3,700

Fractional Shares Issued in
Reverse Split                   491        (491)

Capital Contributed by
Shareholders                 42,500                  42,500

Issuance of Common Stock    315,539    (277,077)                38,462

1999 Operating income                    65,809      (2,500)    63,309

Balance
As of December 31, 1999     320,830     354,511     (89,952)   585,389

6 Month Operating Income                             34,338     34,338

Balance
As of June 30, 2000         320,830     354,511     (55,614)   619,727


   Birch Financial, Inc. (Formerly United States Indemnity & Casualty, Inc)
                             And Subsidiaries
                  Consolidated Statement of Cash Flow
                  For Six Months Ending June 30, 2000
                 Cash Flows From Operations Activities

[CAPTION]


Net Income                                                      34,338
Reconciliation of Net Income to
Net Cash Used by Operating Activities:

   Depreciation and Amortization                                   573

   Change in Cancellation Receivable                            22,319

   Change in Bonus Payable                                      (7,675)

   Change in Management Fees Payables                          (12,000)

   Change in Prepaid Fees and Other Receivable                  (9,303)

   Change in Unfunded Premium Financing                       (293,181)

   Change in Tax Liabilities                                     5,476

   Change in Accrued Expenses and Payable                        1,324

Total Reconciliation                                          (292,467)

Net Cash Used by Operating Activities                         (258,129)

CASH FLOWS FROM INVESTMENT ACTIVITIES

   Decrease (Increase) in
   Premium Financing Receivable                               (263,611)

   Equipment Financing Receivable                              (37,000)

Net Cash Used by Investing Activities                         (300,611)

CASH FLOWS FROM FINANCING ACTIVITIES:

   Increase in Bank Line Payable                               509,147

   Increase in Bank Overdraft                                   43,564

Net Cash Provided (Used) by Financing Activities               552,711

Net Increase (Decrease) in Cash                                 (6,029)

Cash at Beginning of Year                                       82,515

Cash at End of Year                                             76,486


  Birch Financial, Inc. (Formerly United States Indemnity & Casualty, Inc)
                            And Subsidiaries
              Notes to Consolidated Financial Statements
                          As of June 30, 2000

1    Summary of Significant Accounting Policies:

         a. Organization Birch Financial, Inc. (the Company) was incorporated in the state of Nevada on April 20, 1983 as Import Dynamics, Inc. From April 30, 1985 to April 17, 1991, the Company changed its names to Peak Performance Products, Inc., LumaLure Manufacturing, Inc., Sairam Technologies, Ltd., and Balanced Environmental Services Tech, Inc. On July 16, 1993, the Company again changed its name to United States Indemnity & Casualty, Inc. The Company ceased its operation in 1993 and had been inactive until December 1999.

               In December 1999, the Company's Board of Directors agreed to acquire 100% of the outstanding stock of Birch Financial, Inc., a Missouri corporation (Birch Missouri), in exchange for 31,553,948 shares of its common stock. The Company changed its name to Birch Financial, Inc.

               Birch Missouri was incorporated on February 25, 1999 in the state of Missouri. Immediately after its incorporation, Birch Missouri entered into an agreement to acquire 100% of the outstanding stock of Birch Financial, Inc., a California corporation (Birch California), in exchange for its own stock. Neither the Company nor Birch Missouri has significant assets or business activities. The consolidated financial statements primarily reflect the financial position, the result of the operations and the cash flow of Birch California.

               Birch California was organized under division 7 of the Financial Code of California primarily engaging in the businesses as an insurance premium finance concern. It was incorporated in California on June 13, 1994. Birch California finances insurance premiums, that are brokered by the majority shareholders of the Company. The majority of the finance contracts are for a term of nine months and are collateralized by insurance policies with a term of twelve months.

         b. Use of Estimates: In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

         c. Fair Value of Financial Instruments: The carrying amount of the Company and its subsidiaries= financial instruments, which consists of cash and cash equivalents, premium financing receivable, equipment financing receivable, bank line payable and accounts payable approximate their fair values.

         d. Interest Income: Interest income on premium financing contracts is computed based on the method stipulated in the contracts, which in all cases is the A Rule of 78's method. The between the Rule of 78's method of interest recognition and the leveled yield method required by generally accepted accounting principles for the period covered by these financial statements has been determined to be immaterial.

         e. Equipment and Depreciation: Equipment is carried on the basis of cost. Depreciation is computed using the straight-line method over equipment's expected useful lives.

2.    Related Party Transactions.

         a. The Company and its subsidiaries accrued $12,000 for the management services provided by the major shareholders of the Company during the six months ended June 30, 2000. During the same period, the Company and its subsidiaries paid $24,000 to the same parties for the management services fees accrued in the prior year.

         b. The Company and its subsidiaries had an unfunded premium financing payable due to a related party of $445,298 as of June 30, 2000.

         c. The Company and its subsidiaries had a cancellation receivable due from a related party of $119, 698 as of June 30, 2000.

         d. For the six months ending June 30, 2000, the Company and its subsidiaries accrued $10,000 in incentive bonus to a related party. During the period, the Company and its subsidiaries paid the related party $17,675 for the incentive bonus earned in the prior year.

3.    Line of Credit Arrangement

      Currently, the Company and its subsidiaries have a $3,500,000 line of credit arrangement with a financial institution for its normal operating needs. Borrowing under this line is due on demand and is collateralized by the Company and its subsidiaries' premium financing receivable. As of June 30, 2000, the balance of the Company and its subsidiaries' borrowing under the line was $1,730,792.

4.    Income Tax

      The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. There are no material differences between the Company's financial statements prepared in conformity with the generally accepted accounting principles and for its income tax purpose.

      As of December 31, 1999, the Company had a net operating loss carryforward of approximately $90,000, which may be used to offset against future taxable income through 2019, if consolidated tax returns are filed. The tax benefit of the net operating loss carryforward is offset by a valuation allowance of the same amount due to the lack of the records to substantiate the taxable losses in the past.

5.    Reverse Stock Split and Stock Cancellation

      On December 14, 1999 the Company authorized a 1000-to-1 reverse stock split. On the same day the Company authorized a 100-to-1 forward stock split.

      In December 1999, the Company authorized the cancellation of 3,700,000 shares of its common stock before its approval of issuing 31,553,948 shares of its common stock for the outstanding stock of Birch Missouri.


6. The following page represents the selected financial data of the Company, Birch Missouri and Birch California.

Birch Financial, Inc. and Subsidiaries
Selected Financial Data

[CAPTION]



                       Birch      Birch      Birch
                      Financial  Missouri   California   Elimination     Total
Six Months Ending
June 30, 2000
Interest Income                               183,624                  183,624

Interest Expenses and
Provision for Loss                             75,409                   75,409

Net Interest Income                           108,215                  108,215

Other Income                                   26,741                   26,741

Total Income                  0          0    134,956                  134,956

Operating Expenses        4,073      1,173     78,872                   84,118

Provision for
Income Tax                                     16,500                   16,500

Net Income (Loss)        (4,073)    (1,173)    39,584                   34,338

As of June 30, 2000
Cash and Cash Equivalents                      76,486                   44,053

Financing Receivable                        2,802,238                2,501,627

Investment
in Subsidiary           583,800    546,754               (1,130,554)

Other Assets             35,927     37,046    173,847       (35,996)   224,413

Total Assets            619,727    583,800  3,052,571    (1,166,550) 2,770,093

Liabilities                                 2,505,817       (35,996) 2,223,166

Shareholders Equity     619,727    583,800    546,754    (1,130,554)   546,927

Liabilities and Equity  619,727    583,800  3,052,571    (1,166,550) 2,770,093


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                  DISCLOSURE
                            ----------

          HJ & Associates, Certified Public Accountants, of Salt Lake City, Utah, and formerly known as "Jones, Jensen & Company," audited our balance sheets as of December 31, 1999, and 1998, and the related statements of operations, stockholders' equity and cash flows for the three months ended December 31, 1999 and 1998, and from inception of development stage on April 20, 1983, through December 31, 1999, and for the years ended September 30, 1999, and 1998. These financial statements are not presented because of the reverse merger with Birch Missouri.

          In connection with our acquisition of Birch Missouri, we engaged Jimmy Loh, Certified Public Accountant, of Alhambra, California, as our certifying accountant.

          There were no disagreements between Birch Financial and HJ & Associates, whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved, would have caused HJ & Associates to make reference to the subject matter of the disagreement in connection with its report.

          The report of HJ & Associates did not contain any adverse opinion or disclaimer of opinion, and with the exception of a "going concern" qualification because of our former status as a development stage company with no significant operating results, were not qualified or modified as to uncertainty, audit scope or accounting principles.

          During the fiscal years ended September 30, 1999, and 1998, and since then, HJ & Associates has not advised us that any of the following exists or is applicable:

          That the internal controls necessary for us to develop reliable information has come to its attention that has led it to no longer be able to rely on management's representations or that has made it unwilling to be associated with the financial statements prepared by management;

          That HJ & Associates needed to expand significantly the scope of its audit or that information has come to its attention that if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements or any other financial presentation or cause it to be unwilling to rely on management's representations or be associated with our financial statements for the foregoing reasons or any other reason; or

          That HJ & Associates has advised us that information has come to its attention that it has concluded materially impacts the fairness or reliability of either a previously issued audit report or the underlying financial statements for the foregoing reasons or any other reason.

          We have provided HJ & Associates with a copy of the disclosure provided under this caption, and have advised it to provide us with a letter addressed to the Securities and Exchange Commission as to whether it agrees or disagrees with the disclosures made herein. A copy of its response is attached to the Registration Statement of which this prospectus is a part.

                   DEALER PROSPECTUS DELIVERY OBLIGATION
                   -------------------------------------

          Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors And Officers
         -----------------------------------------

           Section 78.7502(1) of the Nevada Revised Statutes authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

          Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

          To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

          Section 78.751(1) of the NRS limits indemnification under Sections 78.7502(1) and 78.7502(2) to situations in which either (1) the stockholders,
(2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

          Pursuant to Section 78.751(2) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

          Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his corporate role.

          Neither Birch Financial's Articles of Incorporation nor its Bylaws specifically provide for indemnification of directors, officers or controlling persons against liability under the 1933 Act. However, Article VIII of the Bylaws provides for:

               elimination of directors' liability for breach of fiduciary duty to Birch Financial;

               Company indemnification of any corporate agent in connection with matters in which the agent acted in good faith and, in criminal matters, in which he or she had no reason to believe the conduct was unlawful;

               no indemnification when the agent is adjudged liable for gross negligence or wilful misconduct;

               mandatory indemnification by Birch Financial for costs and expenses when the agent has been successful on the merits of the case;

               Birch Financial to advance the agent's costs upon receipt of the agent's undertaking to repay all amounts paid if he or she is not entitled to indemnification; and

               Birch Financial to purchase liability insurance for agents, at its discretion.

          Article VIII of Birch Financial's Bylaws provides for mandatory indemnification by Birch Financial of expenses incurred by directors, executive officers and employees in cases in which they are not found liable for negligence or misconduct.

          The foregoing is only a summary of the indemnification provisions of Birch Financial's Articles of Incorporation and Bylaws. See the Exhibit Index.

Item 25.  Other Expenses of Issuance And Distribution
          -------------------------------------------

          The following table sets forth the expenses which Birch Financial expects to incur in connection with the issuance and distribution of the Shares registered hereby. All of these expenses, except for the Commission registration fee, are estimated:

     Securities and Exchange Commission registration fee........$ 1,737.50
     Legal fees and expenses....................................$50,000
     Accounting fees............................................$ 2,500
     Printing and engraving expenses............................$   500
     Transfer agent fees........................................$ 1,500
     Miscellaneous..............................................$   500
                                                       --------
          Total................................................$56,737.50


Item 26.   Recent Sales of Unregistered Securities
           ---------------------------------------

          The following table provides information about all "unregistered" and "restricted" securities that Birch Financial has sold during the past three years, and which were not registered under the 1933 Act:

                                        Number
                         Date           of         Aggregate
Name of Owner            Acquired       Shares    Consideration
-------------                 --------          ------      -------------


54 stockholders of            4-13-00           31,553,948     (1)
Birch Financial, Inc.,
a Missouri corporation (1)

     (1) We issued these shares in connection with our Agreement and Plan of Reorganization with Birch Missouri. We issued the shares in exchange for 31,553,948 shares of Birch Missouri. See the caption
         "Description of Business."

         Management believes each of the foregoing persons or entities was either an "accredited investor," or "sophisticated investor" as defined in Rule 506 of Regulation D of the Securities and Exchange Commission. Each had access to all material information about Birch prior to the offer, sale or issuance of these "restricted securities." We believe these shares were exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), pursuant to Section 4(2) or 3(b) thereof.
Each of the recipients of these shares completed and signed a suitability letter with respect to his, her or its qualification to invest in our shares.
Each recipient also executed an investment letter in which such recipient declared his, her or its investment intent with respect to such shares.

Item 27.  Exhibits
          --------

          The following exhibits are filed as a part of this Registration
Statement:



Exhibit
Number      Description
------      ------------


 3.1      Articles of Incorporation

 3.2      Articles of Amendment changing the name of the Company to "Peak
          Performance Products, Inc.," changing the Company's capitalization to 40,000,000 shares at $0.001 per share and effecting a reverse split on the basis of five for one

 3.3 Articles of Amendment changing the name of the Company to "LumaLure Manufacturing, Inc.," changing the Company's capitalization to 40,000,000 shares at $0.01 per share and effecting a reverse split on the basis of ten for one

 3.4      Articles of Amendment changing the name of the Company to "Sairam
          Technologies, Ltd." and effecting a reverse split on the basis of seven for one

 3.5 Articles of Amendment changing the name of the Company to "Balanced Environmental Services Tech, Inc."

 3.6 Certificate of Amendment authorizing 100,000,000 shares of preferred stock with a par value of $0.001

 3.7      Articles of Amendment changing the name of the Company to "United
          States Indemnity & Casualty, Inc.," changing the Company's capitalization to 50,000,000 shares at $0.01 per share

 3.8 Certificate of Amendment effecting a reverse split on the basis of 1,000 for one

 3.9 Certificate of Amendment effecting a forward split on the basis of 100 for one

 3.10 Certificate of Amendment changing the name of the Company to "Birch Financial, Inc." and changing the Company's capitalization
               to 63,000,000 shares at $0.01 per share

 3.11          Bylaws

 5.1      Opinion of Branden T. Burningham, Esq. regarding legality

10.1 Computer Services and Consulting Agreement with AIS, with amendment

10.2 Credit and Security Agreement with Safeco, with amendments and exhibits

10.3        Form of Premium Finance Agreement

10.4        Form of Equipment Lease Agreement

16.1        Letter on change in certifying accountant

23.1      Consent of Jimmy Loh, CPA

23.2      Consent of Branden T. Burningham, Esq.

27        Financial Data Schedule

Item 28.  Undertakings
          ------------

          Birch Financial hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective
Registration Statement; and

               (iii) include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                            SIGNATURES
                            ----------

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Upland, State of California, on November 7, 2000.


                                   BIRCH FINANCIAL, INC., a Nevada
                                          corporation


                                   By /s/ Efraim Donitz
                                     ---------------------------------
                                     Efraim Donitz, President, CEO,
                                            Treasurer and Director

          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the dates stated.

                                            /s/ Efraim Donitz
                                    ----------------------------------
                                    Efraim Donitz, President, CEO,
                                           Treasurer and Director


                                            /s/ Nelson L. Colvin
                                    ----------------------------------
                                    Nelson L. Colvin, Vice President,
                                           Secretary and Director


                                            /s/ Barry L. Cohen
                                           ----------------------------------
                                           Barry L. Cohen, Chairman of the
                                           Board of Directors


                                            /s/ Keith L. Walton
                                           ----------------------------------
                                           Keith L. Walton, Vice President and
                                           Director


                                            /s/ Ronald H. Dietz
                                           ----------------------------------
                                           Ronald H. Dietz, Director


                                            /s/ Lebo Newman
                                           ----------------------------------
                                           Lebo Newman, Director


Date Filed: November 13, 2000                     SEC File No. 333-


                SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                            EXHIBITS

                                TO

                 FORM SB-2 REGISTRATION STATEMENT

                 UNDER THE SECURITIES ACT OF 1933


                      Birch Financial, Inc.

